Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, Suite 2405

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

May 12, 2017

Deutsche Bank Trust Company Americas, as Depositary

60 Wall Street

New York, New York 10005

American Depositary Shares evidenced by American Depositary

Receipts for deposited shares of the foreign private issuer whose name appears on the Registration Statement to which this opinion is an exhibit

Dear Sirs:

Referring to the Registration Statement on Form F-6 (the "Registration Statement") relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing such number of shares of the foreign private issuer as is set forth on the face of the Registration Statement on Form F-6 to which this opinion is an exhibit (such foreign private issuer being, the "Company").

Assuming that, at the time of their issuance, the Registration Statement will be effective, and the Shares will have been legally issued, we are of the opinion that the ADSs, when issued in accordance with the terms of the ADRs and the Registration Statement, will be legally issued and will entitle the registered holders of the ADSs to the rights specified in the form of ADR.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ziegler, Ziegler & Associates LLP